Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-150558) and related Prospectus of Guaranty Financial Group Inc. for the registration of XXX,XXX shares of its common stock and XXX,XXX common stock subscription rights and to the incorporation by reference therein of our reports dated February 29, 2008 with respect to the consolidated financial statements of Guaranty Financial Group Inc. and the effectiveness of internal control over financial reporting of Guaranty Financial Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Austin, Texas
May 9, 2008